UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 8, 2010

U.S. CONCRETE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26025	76-0586680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2925 Briarpark, Suite 1050, Houston, Texas  77042
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 499-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 8, 2010, U.S. Concrete, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that the bid price of its common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing under Nasdaq Marketplace Rule 5450(a)(1). Pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until September 7, 2010, to regain compliance. The letter states the Nasdaq staff will provide written notification that the Company has achieved compliance with Rule 5450(a)(1) if at any time before September 7, 2010, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.

In the event the Company cannot demonstrate compliance with Rule 5450(a)(1) by September 7, 2010, the Nasdaq staff will send the Company written notification that its securities are subject to delisting. At that time, the Company may appeal the delisting determination to a hearings panel. Alternatively, the Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market.

Item 8.01    Other Events.

On March 8, 2010, the Company issued a press release announcing the receipt of a notice from Nasdaq relating to a deficiency with respect to the continued listing requirements of The Nasdaq Global Market. Please see Item 3.01.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Exhibit

99.1	Press Release of U.S. Concrete Inc., dated as of March 8, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. CONCRETE, INC.

Date: March 8, 2010	By:	/s/ Robert D. Hardy
	Name:	Robert D. Hardy
	Title:	Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit

99.1	Press Release of U.S. Concrete Inc., dated as of March 8, 2010.